As filed with the Securities and Exchange Commission on May 10, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SEMPRA ENERGY
(Exact name of registrant as specified in its charter)
_____________________________________________________

California	33-0732627
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 Ash Street San Diego, California (Address of Principal Executive Offices)	92101 (Zip Code)

SEMPRA ENERGY 2013 LONG-TERM INCENTIVE PLAN
 (Full title of the plan)
_____________________________________________________

James M. Spira
Chief Corporate Counsel
Sempra Energy
101 Ash Street
San Diego, California 92101
(Name and address of agent for service)

 (619) 696-2000
(Telephone number, including area code, of agent for service)
_____________________________________________________

Copy to:

Brian T. Holmen, Esq.
Jones Day
3161 Michelson Drive, Suite 800
Irvine, California 92612
(949) 851-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer                                           ☒                                                                                                                                                                Accelerated filer                  ☐
Non-accelerated filer                                               ☐ (Do not check if a smaller reporting company)                                                                                     Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, without par value	10,900,000 shares	$83.30	$907,970,000	$123,848

(1)
The Sempra Energy 2013 Long-Term Incentive Plan (the “Plan”) authorizes the issuance of up to 5,900,000 shares of common stock, without par value (the “Common Stock”), of Sempra Energy, a California corporation (the “Registrant”), plus the number of shares of Common Stock that remained available for issuance as of May 10, 2013 under the Sempra Energy 2008 Long-Term Incentive Plan and the 2008 Long-Term Incentive Plan for EnergySouth, Inc. Employees and Other Eligible Individuals (collectively, the “2008 Plans”), plus the number of shares of Common Stock subject to awards that remained outstanding as of May 10, 2013 under the 2008 Plans, the Sempra Energy 1998 Long-Term Incentive Plan, the Sempra Energy 1998 Non-Employee Directors’ Stock Plan and the Sempra Energy Employee Stock Incentive Plan, which cease to be subject to such awards. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall automatically cover any additional shares of Common Stock that may become issuable in respect of the shares identified in the above table by reason of any future stock split, stock dividend or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low trading prices of the Common Stock, as reported on the New York Stock Exchange on May 6, 2013.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the Commission on February 26, 2013;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the Commission on May 2, 2013;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 22, 2013, February 25, 2013, February 27, 2013, March 22, 2013, March 25, 2013 and April 19, 2013; and
(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (Reg. No. 001-14201), filed with the Commission on June 5, 1998, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors and officers under certain circumstances. The Registrant’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws eliminate the liability of directors for monetary damages to the fullest extent permissible under California law and provide that indemnification for liability for monetary damages incurred by directors, officers and other agents of the Registrant shall be allowed, subject to certain limitations, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code.  In addition, the Registrant has indemnification agreements with its officers and directors that provide for indemnification for monetary damages to the fullest extent permissible under California law. The Registrant maintains liability insurance and is also insured against loss for which it may be required or permitted by law to indemnify its directors and officers for their related acts.

The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California on this 9th day of May, 2013.

Sempra Energy, a California Corporation

By:    /s/ Debra L. Reed
Debra L. Reed
Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Debra L. Reed, M. Javade Chaudhri and Joseph A. Householder, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2013.

Signature	Title
/s/ Debra L. Reed
Debra L. Reed	Chairman, Chief Executive Officer, and Director (Principal Executive Officer)
/s/ Joseph A. Householder
Joseph A. Householder	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Trevor I. Mihalik
Trevor I. Mihalik	Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Alan L. Boeckmann
Alan L. Boeckmann	Director
/s/ James G. Brocksmith Jr.
James G. Brocksmith Jr.	Director
/s/ William D. Jones
William D. Jones	Director
/s/ William G. Ouchi, Ph.D.
William G. Ouchi, Ph.D.	Director
/s/ William C. Rusnack
William C. Rusnack	Director
/s/ William P. Rutledge
William P. Rutledge	Director
/s/ Lynn Schenk
Lynn Schenk	Director
/s/ Jack T. Taylor
Jack T. Taylor	Director
/s/ Luis M. Téllez, Ph.D.
Luis M. Téllez, Ph.D.	Director
/s/ James C. Yardley
James C. Yardley	Director

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Jones Day
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Jones Day (included in Exhibit 5.1)
24.1 99.1
Power of Attorney (included on the signature page)

Sempra Energy 2013 Long-Term Incentive Plan (incorporated by reference to Appendix D of the 2013 Sempra Energy Definitive Proxy Statement filed with the Commission on March 21, 2013)